Exhibit 99

Company Contact: Damien Kane Director of Marketing Tel: (732) 499-7200 ext. 503

FOR IMMEDIATE RELEASE

     NORTHFIELD BANCORP, INC. ADDED TO THE PRESTIGOUS ABA NASDAQ COMMUNITY BANK INDEX

Avenel, New Jersey, June 2, 2008 - Northfield Bancorp, Inc. (NASDAQ: NFBK) announced today that it has been added to the ABA NASDAQ Community Bank Index, the nation’s most broadly representative stock index for community banks. The index includes approximately 500 community banks with more than $140 billion in market capitalization.

“We are enthusiastic about being included in the ABA NASDAQ Index. We believe being part of the Index will bring our bank added visibility and recognition on Wall Street,” said John Alexander, Chairman and Chief Executive Officer of Northfield Bancorp, Inc. “Northfield was established in 1887 and is well-known in our own community for meeting the financial needs of the markets we serve, now we will become better known among investors and stock analysts.”

Northfield Bancorp, Inc. is the bank holding company for Northfield Bank and as of March 31, 2008, had total assets of $1.52 billion.

Northfield Bancorp, Inc. is a proud member of the American Bankers Association, the nation’s largest banking trade association that represents over 95% of the banking industry’s $12.7 trillion in assets. The new ABA represents banks of all charters and sizes on issues of national importance for financial institutions and their customers. Intraday pricing of the Index (NASDAQ ticker symbol “ABAQ”) and each of the banks on the Index, including Northfield Bancorp, Inc., is available daily through the American Bankers Association’s web site at www.aba.com and other financial data vendors such as Bloomberg and Yahoo.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.